Exhibit 99.3

Jackson T. Stephens, 1923-2005

Chairman Emeritus in Perpetuity

Stephens Inc.

We hereby consent to the use of our opinion letter dated January 23, 2017 to the Board of Directors of First Texas BHC, Inc. included as Annex F to the Prospectus/Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First Texas BHC, Inc. with Simmons First National Corporation, Inc. and to the references to our firm and to such opinion contained therein. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

STEPHENS INC.

/s/ Jay Brogdon
Jay Brogdon
Managing Director

September 11, 2017

Little Rock, Arkansas

Stephens Inc.	111 Center Street | Suite 100	501-377-2000 t	stephens.com
	Little Rock, AR 72201-4451	501-377-2666 f
800-643-9691